Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Nuex Wireline, Inc. Asset Acquisition to Expand Presence in Rocky Mountain Region
INDIANA, PENNSYLVANIA, July 18, 2008 — Superior Well Services, Inc. (NASDAQ: SWSI) today announced that on July 16, 2008 it purchased substantially all of the operating assets of Nuex Wireline, Inc. (“Nuex”) for approximately $6.0 million in cash. Nuex provides cased hole completion services. The operating assets include 5 cased hole trucks and various tools and logging systems that are compatible with Superior’s existing systems. Superior plans to retain all of Nuex’s 16 employees. The acquired operations will be integrated into Superior’s Rocky Mountain operations which expands its presence in Brighton, Colorado.
Commenting, David Wallace, Chief Executive Officer, stated, “The Nuex acquisition expands our wireline operations in our growing Rocky Mountain Region and provides us a number of top-tier personnel. Additionally, this accretive acquisition provides new opportunities to grow Superior’s stimulation, nitrogen and cementing services in markets currently serviced by Nuex’s operating assets.”
Superior Well Services, Inc. is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
SOURCE: Superior Well Services, Inc.